Exhibit 10.15
HOOPER HOLMES, INC.

2007 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

Section 1.                      Introduction

1.1              The Plan; Effective Date; Duration.  This Hooper Holmes, Inc. 2007 Non-Employee Director Restricted Stock Plan (the “Plan”) shall become effective upon its approval by the shareholders of the Company (“Effective Date”).  The Plan shall continue in effect for a period of ten (10) years from the Effective Date or until the earlier termination of the Plan.  For purposes of the Plan, a “Non-Employee Director” shall mean any director of the Company (as hereinafter defined) who is not an employee of the Company (as hereinafter defined) or any of its affiliates or subsidiaries.

1.2              Purpose.  The purpose of the Plan is to provide each non-employee member (“Non-Employee Director”) of the Board of Directors (the “Board”) of Hooper Holmes, Inc, a New York corporation (the “Company”) with awards of shares of common stock, par value $.04 per share or other successor security (Stock”) of the Company, subject to the restrictions and other provisions of the Plan (“Restricted Stock”).  It is intended that the Plan will (a) permit Non-Employee Directors to increase their stock ownership and proprietary interest in the Company and enhance their identification with the interests of the Company’s shareholders (“Shareholders”), (b) provide a means of compensating Non-Employee Directors that will help attract qualified candidates to serve as Non-Employee Directors, and (c) induce incumbent Non-Employee Directors to continue to serve if the Board and Shareholders desire that they remain on the Board.

1.3              Shares of Stock Available Under the Plan.

(a)           Subject to any adjustments made pursuant to Section 1.3(c), the aggregate number of shares of Stock that may be issued under the Plan shall be 600,000.  No fractional shares of Stock will be issued under the Plan.

(b)           Shares of Stock awarded under the Plan may be (i) authorized but unissued shares of Stock, (ii) previously issued shares of Stock reacquired by the Company, including shares purchased in the open market, or (iii) a combination thereof.

(c)           Adjustment shall be made in the number of shares of Stock available under the Plan and covered by the Plan awards in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split, reverse stock split, stock dividend, extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affecting the Company.

Section 2.                      Restricted Stock Awards

2.1              Award Dates.

(a)           On June 1, 2007 and on June 1 of each year thereafter until the termination of this Plan, each Non-Employee Director other than the Chair of the Board shall automatically be granted 5,000 shares of Restricted Stock and the Non-Executive Chair of the Board (or Lead Director if there is no Non-Executive Chair of the Board) shall automatically be granted 10,000 shares of Restricted Stock.

(b)           A Non-Employee Director who is first elected to the Board on a date following the Effective Date shall be awarded such number of shares of Restricted Stock as of such date of election as determined by the Board, after consideration of the recommendation of the Compensation Committee (the “Committee”) of the Board.

2.2              Issuance of Stock.  Subject to Section 2.7(b) of the Plan, as promptly as practical after the date as of which an award is made, the Company shall issue a certificate (“Certificate”), registered in the name of the Non-Employee Director receiving an award representing the number of shares of Restricted Stock covered by the Non-Employee Director’s award.

2.3              Rights of Holders of Restricted Stock.  Upon issuance of a Certificate, the Non-Employee Director in whose name the Certificate is registered shall, subject to the provisions of the Plan including Section 2.7(b), have all the rights of a Shareholder with respect to the shares of Restricted Stock represented by the Certificate, including the right to vote the shares and receive cash dividends and other distributions thereon.

2.4              Restricted Period.  Restricted Stock shall be subject to the restrictions set forth in Section 2.7 of the Plan and the other provisions of the Plan for a period (the “Restricted Period”) commencing on the date as of which the Restricted Stock is awarded (the “Award Date”) and, as to any Non-Employee Director, ending on the date of the termination of such Non-Employee Director’s service on the Board for any reason (other than removal of such Non-Employee Director from the Board as set forth in Section 2.5 below in which case the Restricted Stock would be forfeited) provided that, if at the time a Non-Employee Director ceases to be a member of the Board, such Non-Employee Director has not served on the Board for at least 4 years, then the Restricted Period shall continue as to such Non-Employee Director until the 4th anniversary of the date such Non-Employee Director first became a member of the Board.

2.5              Forfeiture.  If a Non-Employee Director ceases to be a member of the Board during the Restricted Period because such director is removed from the Board for cause by action of the Shareholders or by the Board, such Non-Employee Director shall forfeit to the Company all shares of Restricted Stock awarded to him.

2.6              Release of Restricted Stock.  Upon completion of the Restricted Period, as provided in Section 2.4, unless previously forfeited, Restricted Stock shall be released to the Non-Employee Director, free and clear of all restrictions and other provisions of the Plan, on the first business day immediately following the last day of the Restricted Period with respect to such Restricted Stock.

2.7              Restrictions.  restricted Stock shall be subject to the following restrictions during the Restricted Period:

(a)           The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and neither the right to receive Restricted Stock nor any interest under the Plan may be assigned by a Non-Employee Director, and any attempted assignment shall be void, except for transfers to family members, trusts, or for customary estate planning purposes, provided such transferees agree to this restriction on transfer and to the other terms of this Plan.

(b)           A Certificate evidencing the Restricted Stock shall be issued by the Company in the Non-Employee Director’s name pursuant to which the Non-Employee Director shall have voting rights and shall be entitled to receive all dividends; provided, however, that if any dividend is declared and paid by the Company in any form other than cash, such non-cash dividend shall be subject to the same restrictions as those imposed on the Restricted Stock and reflected in this Plan.  The Company shall cause the Certificate to be delivered upon issuance to the Non-Employee Director (with an appropriate legend restricting transfer in accordance with the restrictions set forth in this Plan).

Notwithstanding any other provisions of this Plan, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of the American Stock Exchange, including but not limited to obtaining the approval of the Shareholders of the Company, and/or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

(c)           The issuance of any Restricted Stock award shall be subject to and contingent upon (i) completion of any registration or qualification of the Stock under any federal or state law or governmental rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable; and (ii) the execution by the Non-Employee Director and delivery to the Company of any agreement reasonably required by the Company.

2.8              Tax Withholding.  The Company will have the right to withhold from any settlement of Stock under the Plan any federal, state or local taxes of any kind required by law to be withheld or paid by the Company on behalf of a Non-Employee Director with respect to such settlement.  In the event any such taxes are imposed, the subject Non-Employee Director will be required to make arrangements satisfactory to the Company for the satisfaction of any such withholding tax obligation.  The Company will not be required to deliver Stock under the Plan until any such obligation is satisfied.

Section 3.                      General Provisions

3.1              Administration.  The Plan shall be administered by the Committee.  The Committee shall have full power, discretion and authority to interpret and administer the Plan, except that the Committee shall have no power to (a) determine the eligibility for awards of Restricted Stock or the number of shares of Restricted Stock to be awarded or the timing or value of awards of Restricted Stock to be awarded any Non-Employee Director except as provided in Section 2.1(b), or (b) take any action specifically delegated to the Board under the Plan. The Committee’s interpretations and actions shall, except as otherwise determined by the Board, be final, conclusive and binding upon all persons for all purposes.  The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan, and may rely upon any advice or opinion received from any such counsel or consultant and any computation received from any such consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company.

3.2              No Retention Rights.  Neither the establishment of the Plan or the awarding of Restricted Stock to a Non-Employee Director shall be considered to give the Non-Employee Director the right to be retained on, or nominated for reelection to, the Board, or to any benefits or awards not specifically provided for by the Plan.

3.3              Transfer Restrictions.  Shares acquired under the Plan may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or except in a transaction which, in the opinion of counsel acceptable to the Company, is exempt from registration under said Act.  All Certificates evidencing shares of Restricted Stock issued pursuant to the Plan shall bear an appropriate legend evidencing any such transfer restriction.  The Company may require each person receiving shares under the Plan to represent in writing that such person is acquiring the shares for his or her own account for investment purposes and without a view to the distribution thereof.

3.4              Interests Not Transferable.  Except as to withholding of any tax required under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such benefits whether currently or thereafter payable, shall be void.  No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person’s benefits under the Plan, or if by reason of such person’s bankruptcy or any other event, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such person’s spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

3.5              Amendment and Termination.

(a)           The Board may at any time amend or terminate the Plan; provided that:

(i)           No amendment or termination shall, without the written consent of a Non-Employee Director, adversely affect the Non-Employee Director’s rights under outstanding awards of Restricted Stock; and

(ii)           Shareholder approval of any amendment shall be required if Shareholder approval is required under applicable law or the requirements of the American Stock Exchange.

(b)           Subject to Section 3.5(a) of the Plan, the Plan shall terminate ten years after it becomes effective, and no shares of Restricted Stock may be granted under the Plan thereafter, but such termination shall not affect any shares of Restricted Stock granted prior to that date.

3.6              Severability.  If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid.  Any Section or part hereof so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part thereof to the fullest extent possible while remaining lawful and valid.

3.7              Controlling Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereunder.

3.8              Shareholder Approval.  The Plan will be submitted for approval by Shareholders at the Company’s 2007 Annual Meeting of Shareholders and, if not so approved, will be deemed null and void following the meeting and no shares shall be granted hereunder.

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